Release according to instructions

Financial Contact:	Mark Van Genderen (414) 343-8002
Media Contact:	Susan Walton (414) 343-7565

HARLEY-DAVIDSON ACHIEVES RECORD QUARTERLY REVENUE AND EARNINGS PER SHARE

WORLDWIDE RETAIL SALES ALSO AT RECORD LEVELS

        Milwaukee, Wis., July 13, 2005 — Harley-Davidson, Inc. (NYSE: HDI) today announced record earnings per share (EPS) of 84 cents for the quarter ended June 26, 2005 compared to 83 cents for the year ago quarter. Revenue for the quarter was $1.333 billion compared with $1.328 billion in the year ago quarter, a 0.4 percent increase. Net income for the quarter was $237.4 million, slightly lower than last year’s $247.2 million. During the second quarter, the Company repurchased 17.7 million shares of its common stock, in addition to the 2.9 million shares repurchased during the first quarter of this year.

        “Harley-Davidson had a successful second quarter,” said Jim Ziemer, Chief Executive Officer, Harley-Davidson, Inc. “The Company produced record revenue despite lower motorcycle shipments compared to the year ago quarter. We shipped 77,000 motorcycles to our dealers as planned, while retail sales of Harley-Davidson® motorcycles grew to record levels of 114,000 units, up nearly 6 percent compared to the same period last year. In addition, we increased our stock repurchase investment to over $1 billion year-to-date. Earnings per share were at an all-time high for any quarter in our history,” said Ziemer.

        “During the quarter, our dealers’ retail sales continued to grow worldwide. European demand for Harley-Davidson motorcycles drove an increase of more than 23 percent in retail sales in that market. Retail sales in the remainder of our international markets grew more than 11 percent compared to last year’s second quarter. In the U.S., sales of Harley-Davidson motorcycles were at an all time high, up 3.2 percent over an exceptional increase of nearly 19 percent in the year-ago quarter,” said Ziemer.

        “For the full year, the Company is on course to ship our target of 329,000 Harley-Davidson motorcycles, yielding a shipment growth rate of 3.7 percent. At the end of the first quarter, we set expectations that this wholesale shipment volume would drive earnings per share growth of 5 – 8 percent for the year. Given the number of shares we repurchased during the first half of the year, 2005 earnings per share growth is now anticipated to be in the 10 – 13 percent range,” he said.

        “Harley-Davidson’s longer-term guidance remains at 7 – 9 percent annual growth in motorcycle unit shipments, supporting earnings per share growth in the mid-teens,” said Ziemer.

Motorcycles and Related Products Segment

        In line with prior guidance, motorcycle shipments during the second quarter of 2005 totaled 77,128 units, down 6 percent compared to the second quarter of 2004. Second quarter revenue from Harley-Davidson motorcycles was just over $1.0 billion, 1.4 percent lower than the second quarter last year.

Harley-Davidson, Inc. - 2nd Quarter 2005 Press Release Text - Page 1

        Second quarter revenue from Parts and Accessories (P&A), which consists of Genuine Motor Parts™ and Genuine Motor Accessories™, totaled $237.8 million, a 3.3 percent increase over the year-ago quarter. For the longer term, the Company expects P&A revenue to grow at a rate slightly faster than the motorcycle unit growth rate.

        General Merchandise revenue, which consists of MotorClothes® apparel and collectibles, was $63.4 million in the second quarter, up 19.5 percent compared to the same period last year. For the longer term, the Company expects General Merchandise revenue to grow at a rate less than the motorcycle unit growth rate.

        Second quarter gross margin was 37.5 percent of revenue versus 37.9 percent in the year ago quarter. This slight decrease is due to lower motorcycle shipments and higher raw material costs, which have been partially offset by a stronger model mix. Higher operating expenses during the second quarter resulted in an operating margin of 24.0 percent compared to 25.2 percent in the same quarter last year. On a year-to-date basis, operating expenses as a percent of revenue were 13.5 percent in 2005 compared to 13.7 percent a year ago.

Motorcycle Retail Sales Data

        Worldwide retail sales of Harley-Davidson motorcycles grew nearly 6 percent for the quarter, driven by strong performance in Europe and Japan which increased 23.6 and 10.4 percent respectively. On an industry-wide basis through May 2005, the 651+cc segment was down 2.6 percent in Europe, while the heavyweight market in Japan was down 6.0 percent for the same period.

        In the United States for the second quarter, Harley-Davidson retail motorcycle sales finished up 3.2 percent compared to 2004. Similarly, the U. S. heavyweight motorcycle market finished up 4.4 percent in the second quarter. Data is listed in the accompanying tables.

Financial Services Segment

        Harley-Davidson Financial Services (HDFS) reported operating income of $51.0 million, up $2.0 million or 4.1 percent compared to the year-ago quarter.

        During the quarter, HDFS sold $775 million in retail motorcycle loans and recorded a gain of $14.0 million. This compares with a gain of $19.3 million on $626 million of loans securitized during the second quarter of 2004. The gain of 1.8 percent as a percentage of loans sold falls within management’s prior guidance. In this current competitive market and interest rate environment, HDFS expects future gains in the range of 1.3 to 2.0 percent.

        Annualized credit losses on a managed portfolio basis during the first six months were 0.89 percent, compared to 0.63 percent in 2004. This increase is a result of lower recovery rates and a higher incidence of loss. Management’s annualized credit loss target remains at 1 percent or less.

        For the full year 2005, HDFS operating income is expected to be slightly lower than that achieved in 2004. For the longer term, the Company expects the HDFS operating income growth rate to be slightly higher than the Company’s motorcycle unit growth rate.

Harley-Davidson, Inc. — Six Month Results

        For the first six months of 2005, revenue totaled $2.57 billion, a 3.0 percent increase over the year-ago period. Earnings per share were $1.62, an increase of 6.6 percent compared to the same period last year.

        Through the first six months of this year, shipments of Harley-Davidson motorcycles were 153,844 units, a 1.5 percent decrease compared to last year’s 156,124 units. Harley-Davidson motorcycle revenue was $1.99 billion, up 2.4 percent compared to last year’s $1.94 billion. P&A revenue totaled $414.7 million, a 3.8 percent increase over last year’s $399.3 million. General Merchandise revenue totaled $122.9 million, a 14.3 percent increase compared with $107.5 million during the same period in 2004.

Harley-Davidson, Inc. - 2nd Quarter 2005 Press Release Text - Page 2

        HDFS operating income was $104.6 million, a 5.3 percent increase over last year’s $99.3 million.

Cash Flow

        Cash and marketable securities decreased $876 million during the first six months in 2005 as the Company repurchased $1.0 billion of its common stock, contributed $102 million to post-retirement health care trusts, invested $75 million in capital expenditures and paid $80 million in dividends.

Recent Lawsuits – SEC Request for Information

        On July 11, 2005, Harley-Davidson was advised by the Securities and Exchange Commission (SEC) that it is inquiring into matters relating generally to certain claims made in lawsuits recently filed by shareholders against the Company. The lawsuits were filed subsequent to our April 13, 2005 announcement to reduce our planned Harley-Davidson motorcycle shipment growth during 2005 by 10,000 units from our original target. The Company believes the lawsuits are without merit.

        The Company disclosed this matter in a Form 8-K filed with the SEC on July 12, 2005. In light of the pending shareholder litigation, the Company was not surprised by the SEC’s inquiry. The Company is cooperating with the SEC.

Company Background

        Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

        The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Harley-Davidson, Inc. - 2nd Quarter 2005 Press Release Text - Page 3

        The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and effectively manage operating costs including materials, labor and overhead, (ii) successfully manage production capacity and production changes, (iii) avoid unexpected supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, (v) develop and implement sales and marketing plans that retain existing customers and attract new customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors, (vii) continue to develop the capacity of its distributor and dealer network, (viii) avoid unexpected changes and prepare for known requirements in the regulatory environment for its products, (ix) successfully adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, (xi) successfully manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors.

        The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

        In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

        Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

TABLES FOLLOW

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Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
Net revenue	$1,333,264	$1,327,808	$2,568,728	$2,493,509
Gross profit	500,434	503,416	964,717	943,545
Operating expenses	181,084	168,333	346,510	341,364

Operating income from
motorcycles and related products	319,350	335,083	618,207	602,181
Financial services income	85,302	81,060	174,114	161,554
Financial services expense	34,281	32,053	69,534	62,234

Operating income from financial services	51,021	49,007	104,580	99,320
Corporate expenses	7,012	5,034	14,286	9,523

Total operating income	363,359	379,056	708,501	691,978
Investment income and other, net	4,689	4,264	11,818	8,521

Income before provision for taxes	368,048	383,320	720,319	700,499
Provision for income taxes	130,657	136,079	255,713	248,678

Net income	$237,391	$247,241	$464,606	$451,821

Earnings per common share:
Basic	$0.85	$0.84	$1.62	$1.53
Diluted	$0.84	$0.83	$1.62	$1.52
Weighted-average common shares:
Basic	280,577	294,304	286,685	296,039
Diluted	281,181	296,396	287,493	298,135

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 26, 2005	Dec. 31, 2004	June 27, 2004
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$319,720	$275,159	$379,142
Marketable securities	416,202	1,336,909	933,862
Accounts receivable, net	138,413	121,333	130,606
Finance receivables, net	1,046,489	1,207,124	954,918
Inventories	225,778	226,893	217,711
Other current assets	102,578	98,854	81,814

Total current assets	2,249,180	3,266,272	2,698,053
Finance receivables, net	752,363	905,176	633,450
Other long-term assets	1,264,515	1,311,845	1,393,237

Total assets	$4,266,058	$5,483,293	$4,724,740

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$628,695	$677,255	$654,477
Current portion of finance debt	7,994	495,441	96,977

Total current liabilities	636,689	1,172,696	751,454
Finance debt	800,000	800,000	670,000
Other long-term liabilities	140,433	142,278	219,261
Postretirement health care benefits	54,652	149,848	139,909
Shareholders' equity	2,634,284	3,218,471	2,944,116

Total liabilities and shareholders' equity	$4,266,058	$5,483,293	$4,724,740

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six months ended
	June 26, 2005	June 27, 2004
Cash flows from operating activities:
Net income	$464,606	$451,821
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	106,474	104,864
Provision for long-term employee benefits	41,482	33,978
Gain on current year securitizations	(33,170)	(44,498)
Net change in wholesale finance receivables	127,946	76,366
Contributions to pension & postretirement plans	(109,000)	--
Tax benefit from the exercise of stock options	--	11,860
Other	18,232	17,994
Net changes in current assets and current liabilities	(54,839)	8,577

Total adjustments	97,125	209,141

Net cash provided by operating activities	561,731	660,962
Cash flows from investing activities:
Capital expenditures	(75,430)	(64,205)
Finance receivables, net	146,545	52,023
Collection of retained securitization interests	53,751	60,603
Net change in marketable securities	920,539	55,702
Other, net	(9,934)	(9,618)

Net cash provided by investing activities	1,035,471	94,505
Cash flows from financing activities:
Net decrease in finance debt	(485,085)	(218,100)
Dividends paid	(80,486)	(53,010)
Purchase of common stock for treasury	(1,014,645)	(473,468)
Excess tax benefits from share based payments	6,171	--
Issuance of common stock under employee stock plans	21,404	38,924

Net cash used in financing activities	(1,552,641)	(705,654)
Net increase in cash and cash equivalents	44,561	49,813
Cash and cash equivalents:
At beginning of period	275,159	329,329

At end of period	$319,720	$379,142

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Harley-Davidson, Inc.
Net Revenue and Motorcycle Shipment Data

	Three Months Ended		Six Months Ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,006,105	$1,020,263	$1,985,056	$1,939,069
Buell® motorcycles	25,925	23,109	45,974	45,192
Parts & Accessories	237,754	230,146	414,658	399,334
General Merchandise	63,406	53,068	122,869	107,476
Other	74	1,222	171	2,438

	$1,333,264	$1,327,808	$2,568,728	$2,493,509

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	58,997	65,102	119,875	124,846
Export	18,131	16,932	33,969	31,278

Total	77,128	82,034	153,844	156,124

Motorcycle product mix:
Touring	26,519	25,028	51,590	46,432
Custom	35,371	39,407	69,657	76,271
Sportster®	15,238	17,599	32,597	33,421

Total	77,128	82,034	153,844	156,124

Retail Sales of Harley-Davidson Motorcycles
First Six Months 2005

	2005	2004
United States	143,683	141,407
Europe*	18,353	14,978
Japan	5,358	4,849
Canada	7,975	7,289
All other markets	5,530	4,271
Total Harley-Davidson Sales	180,899	172,794

Data Source
Harley-Davidson® sales and warranty registrations provided by H-D dealers and compiled by the Company

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*Data for Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom

Heavyweight (651+ cc) Market Data
Data Through Month Indicated

	2005	2004
United States (June)	295,388	287,528
Europe* (May)	179,179	183,938
Japan (May)	17,198	18,287

Data Source
United States: Motorcycle Industry Council
Europe: Giral S.A.
Japan: JAIA

Data for remaining markets not available on a monthly basis

*Data for Europe includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom